Exhibit 10(vii)

SETTLEMENT AGREEMENT AND GENERAL RELEASE

Settlement Agreement and General Release (“Agreement”) dated as of December 31, 2003, by and among Unity Bank, Unity Bancorp., Inc. each having an address at 64 Old Highway 22, Clinton, New Jersey 08809 (collectively “Unity”), and Anthony J. Feraro, residing at 10 Winterberry Court, Whitehouse Station, New Jersey 08889, (referred to throughout this Agreement as “Feraro”).

WHEREAS, Unity and Feraro are parties to an Employment Agreement dated as of February 26, 2002 (the “Employment Agreement”); and

WHEREAS, Feraro has been employed by Unity and is a Director and Officer of Unity Bank, Unity Bancorp, Inc., and various subsidiaries thereof; and

WHEREAS, Unity and Feraro have agreed that Feraro’s relationship with Unity Bank will cease effective December 31, 2003.

NOW THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.                                       Last Day of Employment.  Feraro’s last day of employment with Unity was December 31, 2003.

2.                                       Payment.  Unity Bank shall  pay to Feraro: (i) One Hundred Thousand Dollars ($100,000.00)  within two (2) business days after receipt of a letter from Feraro in the form attached hereto as Exhibit A; and (ii) thereafter, during 2004, Two Hundred Twenty Thousand Dollars ($220,000.00)  payable in twenty-six bi-weekly installments of Eight Thousand, Four Hundred Sixty-One Dollars and Fifty-Four Cents ($8,461.54) which shall be paid as part of and with Unity Bank’s regular payroll through December 31, 2004 (the “Severance Period”). Feraro, his heirs and executors, shall have the right to  receive all such payments regardless of the employment or death of Feraro during or after the Severance Period.

3.                                       No Other Payments.  Feraro acknowledges and agrees that, except as set forth in this Agreement, Feraro is not eligible for nor does Unity owe Feraro any bonus, commission or any other payment of any nature, including without limitation, any payment under the Employment Agreement.

4.                                       Medical Benefits and Life Insurance.

(A) Feraro shall  continue to be covered under Unity’s standard family medical benefit program, the costs thereof to be paid by Unity subject to Feraro’s contribution of the employee portion thereof, during the Severance Period, which employee contributions shall be deducted by Unity from the regular payroll payments to be made to Feraro during 2004 under Paragraph 2(ii), above. Such coverage shall continue for all of 2004 regardless of the death of Feraro during

2004. Feraro’s coverage under such medical benefit program shall cease upon the earlier of (i) termination of the Severance Period or (ii) Feraro’s obtaining new employment with an employer that provides medical coverage to Feraro under a plan regularly maintained by such employer for its employees.  Upon termination of such medical insurance, Feraro shall  be offered continuation of medical insurance coverage under COBRA.

(B) Unity shall take all necessary steps to insure that the $500,000 life insurance policy insuring Feraro’s life shall remain in full force and effect through April 30, 2004, and that at least sixty (60) days prior to the due date for the renewal premium due on such policy, Unity shall take all necessary steps to transfer ownership of such policy to Feraro (or his designee), and to insure that Feraro (or his designee) has the right to continue such policy in full force and effect by continuing to paying the premiums due for such policy.

5.                                      Stock Options.

(A) Unity and Feraro hereby stipulate and agree that:

(i) As of December 31, 2003, Feraro has the following vested stock options (the “Options) to acquire 50,750 shares of the common stock, no par value, of Unity Bancorp, Inc. (the “Common Stock”), with the following exercise prices, under the following Stock Option Grants: Options for 35,000 shares of Common Stock, with an exercise price of $ 3.45 per share, under the January 25, 2001 Stock Option Grant, 17,500 of such Options vested on January 25, 2002, and 17,500 of such Options on January 25, 2003; Options for 7,000 shares of Common Stock with an exercise price of $ 4.05 per share, under the July 18, 2001 Stock Option Grant, 3,500 of such Options vested on July 18, 2002, and 3,500 of such Options vested on July 18, 2003; and Options for 8,750 shares of common stock with an exercise price of $ 6.44 per share, under the October 17, 2002 Stock Option Grant, all of which Options vested on October 17, 2003; and,

(ii) The post-termination exercise of such Options shall be controlled by Paragraph 2(e)(iv) of the Stock Option Grants specified above.

(B) Such Options shall be exercisable, and may be exercised, by Feraro within three (3) months after December 31, 2003, but in no event earlier than Unity’s receipt of a letter in the form attached hereto as Exhibit A; and,

(C) Such right to exercise such Options shall include the right to elect to exercise such Options pursuant to a “cashless exercise” of such Options on the same basis and in the same manner that Unity has previously permitted, facilitated and arranged for the “cashless exercise” of options during the period of Feraro’s employment with Unity.

(D) Feraro acknowledges and agrees that he has no right or option to purchase any other shares of Unity Common Stock except for the vested Options that he has as of the date hereof and, except as set forth above, waives any rights he may have under any stock option grants for the purchase of any additional shares of Unity Common Stock all of which, except as aforesaid, shall be deemed terminated as of December 31, 2003.

6.                                       Return of Property.  On or before  the Effective Date (as hereinafter defined), Feraro shall return to Unity all of Unity’s property including, without limitation, all proprietary information (whether in computerized format or otherwise), cell phone, American Express card, keys to 64 Old Highway 22, Clinton, New Jersey, keys to Feraro’s office, and the 2002 Volvo automobile currently utilized by Feraro.

7.                                       Withholding.  Any and all payments encompassed in this Agreement will be subject to such federal, state and local tax treatment as applies, and to such deductions for withholding, if any, as may be required under applicable tax laws.

8.                                       Proprietary Information.  Feraro acknowledges and agrees that, during his employment by Unity he has received, developed or learned of confidential and proprietary information of Unity.  Feraro further agrees that, without prior written consent of Unity, Feraro shall not at any time, from and after the date hereof, disclose to any person, firm, corporation or other entity, any proprietary or confidential information of Unity, including customer lists, financial records and data, and results of operations, or in any manner use such proprietary or confidential information, unless such information has been made publicly known other than as a result of Feraro’s action, except in performance under the Agreement.

9.                                       Non-Competition.  For a period of one full year from the date of this Agreement, Feraro will not, directly or indirectly, whether as a shareholder, partner, member, proprietor, employee, associate, independent contractor, consultant, trustee, agent, representative or otherwise, and whether for or on behalf of himself or for or on behalf of any other person or entity:

(i)                                     In the counties of Hunterdon, Mercer, Warren, Essex, Bergen, Hudson, Union, Middlesex, Somerset, Sussex and Morris, New Jersey engage or invest in, own, manage, operate, control or participate in the ownership, management, operation or control of, be employed by or on behalf of, be associated or in any manner connected with, or render services or advice to, any business, trade or occupation which (A) has a place of business in any of the aforementioned counties and offers products or services in competition with any product or service offered by Unity, or (B) plans or intends to engage, or is investigating the feasibility of engaging in, any business, with a place of business in any of the aforementioned counties, in competition with any product or service offered by Unity or any subsidiary affiliate thereof; provided, that Feraro may invest in up to (but not more than) five percent of any class of securities of an entity (but without otherwise participating in the activities of such entity) if such securities are registered under section 12 of the Securities Exchange Act of 1934, as amended, or if such person is otherwise subject to the reporting obligations of section 15(d) of the Securities Exchange Act of 1934, as amended;

(ii)                                  Without limiting the generality of Section 9(i), assist any other person residing in or having a place of business in any of the aforementioned counties, in any aspect of any business in competition with any product or service offered by Unity;

(iii)                               Employ, solicit or otherwise seek to employ or engage as an employee, independent contractor, consultant, agent, sub-agent, or representative, whether full or part time, any person who had a place of business in or was employed in any of the counties listed in Paragraph 9(i) and is (or during the eighteen (18) month period prior to December 31, 2003 was) an employee, independent contractor, consultant, agent, sub-agent, distributor or representative of Unity or any subsidiary or affiliate thereof, or in any manner induce or attempt to induce any employee, associate, independent contractor, consultant, agent, sub-agent, distributor or representative of Unity to terminate such person’s employment or other relationship with Unity or any subsidiary or affiliate thereof.

10.                                 Resignation.  Concurrently herewith Feraro shall execute and deliver a resignation (in the form annexed hereto as Exhibit “B”) of any and all positions he may hold as an officer and/or director of Unity and any subsidiary or affiliate thereof.  Feraro covenants that he will take all reasonable steps to cooperate in executing documentation requested by Unity or required as a result of his no longer being affiliated with Unity, either as an officer, director or employee.

11.                                 Future Employment.  Feraro covenants that in the future he shall not seek employment with Unity.

12.                                 Non-Disparagement.

(A) Feraro covenants that he shall  not make, publish, distribute or permit to be made, published or distributed, any remarks or statements, whether orally, in writing or electronically, that disparages Unity or any current or former officer, director or employee thereof,  except as shall be required by law.

(B) Unity (for itself and on behalf of its officers and directors) covenant that they shall not make , publish, distribute or permit to be made, published or distributed, any remarks or statements, whether orally, in writing or electronically, that disparages Feraro except as shall be required by law.

13.                                 Confidentiality.  Feraro shall not disclose the  substance or terms of this Agreement except (i) to its or his tax advisors, accountants or attorneys that have a reason to be so informed; or (ii) as shall  be required by law. Notwithstanding the foregoing, if Feraro is asked to furnish information regarding the substance or terms of this Agreement he may direct the inquirer to any filing with a governmental authority which makes reference hereto.

14.                                 Press Release.               Upon execution of this Agreement, Unity shall  issue a press release in the form attached hereto as Exhibit C.

15.                                 Sufficient Consideration.  Feraro acknowledges and agrees that benefits and amounts payable hereunder is sufficient consideration for Feraro’s entering into the Agreement.

16.                                 Release by Feraro.  In consideration for Unity’s commitment to the various arrangements described in this Agreement, in lieu of any other benefits, as a full and final overall mutual settlement, Feraro hereby releases and discharges Unity, its divisions, directors, officers, employees, former directors, former officers and former employees, parents and subsidiaries, and their successors and assigns (the “Company”) from any and all further claims, demands, lawsuits, causes of action, or other matters arising out of or related to Feraro’s employment or separation from employment including, but no limited to any claims arising under the Employment Agreement or as a result of any alleged violation of the National Labor Relations Act; Title VII of the Civil Rights Act of 1964, as amended; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Sarbanes-Oxley Act of 2002, as amended; the Immigration Reform Control Act; the Americans with Disabilities Act of 1990, as amended and any regulations thereunder; the securities laws of New Jersey or any other State, and the regulations thereunder; and federal or state laws relating to banking, banking institutions or bank holding companies, and the regulations thereunder; the Age Discrimination in Employment Act of 1967, as amended; the Fair Labor Standards Act; the Occupational Safety and Health Act; the Family Leave Act; the New Jersey Law Against Discrimination; the New Jersey Conscientious Employee Protection Act; the New Jersey Worker and Community Right to Know Act; the New Jersey Developmentally Disabled Rights Act; the New Jersey Handicapped, Blind or Deaf Persons Civil Rights Law; the New Jersey Alcohol Treatment and Rehabilitation Act; and any other federal, state or local civil, human rights or anti-discrimination law, whistleblower law, or any other alleged violation of any federal, state or local law, regulation or ordinance, and/or public policy, and any claims for severance pay, vacation pay, race national original, sex, handicap or age discrimination, breach of implied or express contacts and breach of promises by the Company that Feraro, his heirs, executors, administrators, successors and assigns now have, ever had, or may hereafter have, whether known or unknown, suspected or unsuspected, concerning events up to and including the date the Agreement is executed.

IT IS FURTHER AGREED THAT FERARO WILL NOT INSTITUTE ANY COMPLAINT, LAWSUIT, PROCEEDING OR ACTION AT LAW OR OTHERWISE AGAINST THE COMPANY, WHETHER INDIVIDUALLY OR DERIVATIVELY, AND SHALL HOLD THE COMPANY HARMLESS AGAINST SUCH ACTIONS (EXCEPT, OF COURSE, FOR THE RIGHT TO THE VARIOUS PAYMENTS AND THE RIGHT TO ENFORCE THE OBLIGATIONS SPECIFIED IN THIS AGREEMENT WHICH DESCRIBES THE COMPLETE ARRANGEMENTS TO WHICH FERARO AND UNITY AGREE).  FURTHER, FERARO EXPRESSLY WAIVES ANY STATUTORY PROVISION THE BENEFITS OF WHICH FERARO WOULD OTHERWISE BE ENTITLED.

17.                                 Consequence of Breach By Feraro. If Feraro breaches any of the  provisions of this Agreement, he shall forfeit the right to receive any payments under this Agreement remaining unpaid and shall be liable for any damages that Unity incurs as a proximate result of such breach.  Feraro further agrees that, in the event of any breach of this Agreement, Unity shall be entitled to such remedies as may be available in law or equity.

18.                                 Release by Unity.  In consideration of Feraro’s covenants under this Agreement Unity hereby releases and discharges Feraro from any and all further claims, demands, lawsuits, causes of action, or other matters arising out of or related to Feraro’s employment or separation from employment including, but no limited to any claims arising under the Employment Agreement or as a result of any alleged violation of the National Labor Relations Act; Title VII of the Civil Rights Act of 1964, as amended; Sections 1981 through 1988 of Title 42 of the

United States Code, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Securities Act of 1933, as amended, and any regulations thereunder; the Securities Exchange Act of 1934, as amended, and any regulations thereunder; the Sarbanes-Oxley Act of 2002, as amended, and any regulations thereunder; the securities laws of new jersey or any other State, and the regulations thereunder; and federal or state laws relating to banking, banking institutions or bank holding companies, and the regulations thereunder; the Immigration Reform Control Act; the Americans with Disabilities Act of 1990, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Fair Labor Standards Act; the Occupational Safety and Health Act; the Family Leave Act; the New Jersey Law Against Discrimination; the New Jersey Conscientious Employee Protection Act; the New Jersey Worker and Community Right to Know Act; the New Jersey Developmentally Disabled Rights Act; the New Jersey Handicapped, Blind or Deaf Persons Civil Rights Law; the New Jersey Alcohol Treatment and Rehabilitation Act; and any other federal, state or local civil, human rights or anti-discrimination law, whistleblower law, or any other alleged violation of any federal, state or local law, regulation or ordinance, and/or public policy, and any claims for severance pay, vacation pay, race national original, sex, handicap or age discrimination, breach of implied or express contacts and breach of promises by Feraro that Unity  now has, ever had, or may hereafter have, whether known or unknown, suspected or unsuspected, concerning events up to and including the date the Agreement is executed.

IT IS FURTHER AGREED THAT UNITY WILL NOT INSTITUTE ANY COMPLAINT, LAWSUIT, PROCEEDING OR ACTION AT LAW OR OTHERWISE AGAINST FERARO, AND SHALL HOLD FERARO HARMLESS AGAINST SUCH ACTIONS (EXCEPT, OF COURSE, FOR THE RIGHT TO ENFORCE THE OBLIGATIONS SPECIFIED IN THIS AGREEMENT WHICH DESCRIBES THE COMPLETE ARRANGEMENTS TO WHICH UNITY AND FERARO AGREE).  FURTHER, UNITY EXPRESSLY WAIVES ANY STATUTORY PROVISION THE BENEFITS OF WHICH UNITY WOULD OTHERWISE BE ENTITLED.

19.                                 Consequence of Breach by Unity. If Unity breaches any of the provisions of this Agreement, it shall be liable for any damages that Feraro incurs as a proximate result of such breach.  Unity further agrees that, in the event of any breach of this Agreement, Feraro shall be entitled to such remedies as may be available in law or equity.

20.                                 Governing Law/Arbitration.  This Agreement shall be deemed to have been made and entered into in the State of New Jersey and shall in all respects be interpreted, enforced and governed by and under the laws of the State of New Jersey.  Any dispute regarding any aspect of this Agreement, any act which allegedly has or would violate any provision of this Agreement, Feraro’s employment with Unity or the termination thereof shall be submitted to binding arbitration in Newark, New Jersey before an experienced arbitrator licensed to practice law and selected in accordance with the rules of the American Arbitration Association which shall be the exclusive forum to seek a remedy for any such claim or dispute.  The arbitrator shall have the authority to award preliminary or permanent injunctive relief and interest on any award.  The prevailing party in any such arbitration or in any litigation related to this Agreement shall be entitled to recover his or its attorneys’ fees and costs, including without limitation, arbitration filing fees and costs, arbitrator’s fees and costs and arbitration proceeding costs.  For purposes hereof, any party who succeeds in obtaining a stay or dismissal of any litigation pending arbitration shall be deemed to be a “prevailing party.”

21.                                 Entire Agreement.  This Agreement is the entire agreement between Feraro and Unity, there are no oral agreements between Feraro and Unity not reflected in the Agreement, and no modifications shall be effective unless in writing and signed by the party against which it is sought to be enforced.

22.                                 No Admission of Liability.  Neither the execution of this Agreement nor any payment or providing any benefit to Feraro shall be deemed or construed as admission of liability or wrongdoing by Unity or Feraro.

23.                                 Revocation.  FERARO MAY REVOKE THIS AGREEMENT DURING THE PERIOD OF SEVEN (7) DAYS FOLLOWING THE DAY HE SIGNS THE AGREEMENT (THE “REVOCATION PERIOD”).  ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED IN WRITING TO UNITY AND STATE, “I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT DATED AS OF DECEMBER 31, 2003.”  THE REVOCATION MUST BE PERSONALLY DELIVERED TO MR. DAVID D. DALLAS AND POSTMARKED WITHIN SEVEN (7) DAYS OF THE SIGNING OF THIS AGREEMENT. THE AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED.  IF THE LAST DAY OF THE REVOCATION PERIOD IS A SATURDAY, SUNDAY OR LEGAL HOLIDAY IN NEW JERSEY, THEN THE REVOCATION PERIOD SHALL NOT EXPIRE UNTIL THE NEXT FOLLOWING DAY WHICH IS NOT A SATURDAY, SUNDAY OR LEGAL HOLIDAY.  NO PAYMENT WILL BE MADE UNDER THIS AGREEMENT UNTIL THE EXPIRATION OF THE REVOCATION PERIOD.  FAILURE OF UNITY TO RECEIVE SUCH REVOCATION WITHIN THE PERIOD SPECIFIED SHALL BE DEEMED CONCLUSIVE PROOF THAT FERARO HAS NOT EXERCISED HIS RIGHT TO REVOKE HIS ACCEPTANCE OF THIS AGREEMENT.

PROVIDED THERE IS NO REVOCATION OF THIS AGREEMENT AS PROVIDED FOR HEREIN, THE DAY AFTER THE LAST DAY OF THE REVOCATION PERIOD SHALL BE DEEMED THE “EFFECTIVE DATE” OF THIS AGREEMENT.

FERARO HAS BEEN ADVISED THAT HE HAS AT LEAST TWENTY-ONE (21) DAYS TO CONSIDER THE MEANING AND PRECLUSIVE EFFECT OF THIS AGREEMENT AND THE GENERAL RELEASE CONTAINED IN THIS AGREEMENT AND FERARO IS HEREBY ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THE AGREEMENT AND INDEED FERARO ACKNOWLEDGES CONSULTING WITH ROGER KAPLAN, ESQ. OF THE FIRM OF WILENTZ, GOLDMAN & SPITZER.  HAVING ELECTED TO EXECUTE THE AGREEMENT AND THE GENERAL RELEASE CONTAINED IN THE AGREEMENT, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE SUMS AND BENEFITS SET FORTH IN THE AGREEMENT, FERARO FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THE AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL

CLAIMS HE HAS OR MIGHT HAVE, WHETHER KNOWN OR UNKNOWN, AGAINST THE COMPANY.

FERARO ACKNOWLEDGES THAT HE HAS CAREFULLY READ THE AGREEMENT, FULLY UNDERSTANDS ALL OF ITS TERMS INCLUDING THE FULL AND FINAL RELEASE OF CLAIMS SET FORTH IN PARAGRAPH 16.  FERARO FURTHER ACKNOWLEDGES THAT HE HAS VOLUNTARILY ENTERED INTO THE AGREEMENT, THAT HE HAS NOT RELIED UPON ANY REPRESENTATION OR STATEMENT, WRITTEN OR ORAL, NOT SET FORTH IN THE AGREEMENT, AND HE HAS BEEN GIVEN THE OPPORTUNITY AND ENCOURAGED BY UNITY TO CONSULT WITH AN ATTORNEY OF HIS CHOOSING REGARDING THE TERMS OF THIS AGREEMENT AND THE EFFECT THEREOF.

(SIGNATURES ON NEXT PAGE)

ATTEST	UNITY BANK

	BY:	/s/David D. Dallas
David D. Dallas
Chairman of the Board
And Chief Executive Officer

ATTEST:	UNITY BANCORP, INC.

	BY:	/s/David D. Dallas
David D. Dallas
Chairman of the Board
And Chief Executive Officer

WITNESS:
/s/Anthony Feraro
ANTHONY FERARO

ANTHONY J. FERARO
10 Winterberry Lane
Whitehouse Station, NJ  08889

Dated: January ,2004

Mr. David D. Dallas
Unity Bancorp, Inc.
Unity Bank
64 Old Highway 22
Clinton, New Jersey  08809

Dear Mr. Dallas:

Reference is made to the Agreement dated December 31, 2003 previously entered into among Unity Bank and me (the “Agreement”).  The Agreement provided that I had the right to cancel the Agreement within seven (7) days following the day I signed the Agreement.  More than seven (7) days have elapsed since I signed the Agreement and I certify that I have not cancelled the Agreement and have no intention of so doing.

Very truly yours,

Anthony J. Feraro

EXHIBIT A

ANTHONY J. FERARO
10 Winterberry Lane
Whitehouse Station, NJ  08889

Dated: December 31, 2003

Unity Bancorp, Inc.

Unity Bank

64 Old Highway 22

Clinton, New Jersey  08809

Dear Sirs:

Effective as of the date hereof, I hereby resign from any and all positions I may have held as an officer, director or employee of Unity Bancorp, Inc., Unity Bank and any subsidiary or affiliate thereof.

Very truly yours,

Anthony J. Feraro

EXHIBIT B

EXHIBIT C

Unity Bancorp, Inc.
PRESS RELEASE`	64 Old Highway 22
Clinton, NJ 08809
800 618-BANK
[Letterhead of Unity Bancorp, Inc.]	www.unitybank.com

NewsNewsNewsNews

For Immediate Release:

December 31, 2003

News Media & Financial Analyst Contact:
Alan Bedner
Chief Financial Officer
(908) 713-4308

Unity Bancorp Reports Management Succession

Clinton, NJ — Unity Bancorp, Inc. (NASDAQ: UNTY), parent company of Unity Bank, announced that, effective immediately, Anthony J. Feraro has resigned from his position as President and Chief Executive Officer of Unity Bank and Unity Bancorp, Inc.  It was also announced that the Company’s Board of Directors has promoted James A. Hughes, the Company’s present Chief Financial Officer, to the position of President of Unity Bank and Unity Bancorp, and Alan Bedner, presently Senior Vice President and Controller of the Company, to the position of Chief Financial Officer. David D. Dallas, Chairman of the Board, will continue in his role as Chief Executive Officer of the Company.

“Since joining Unity in December 2000, Mr. Hughes has done an outstanding job and has been instrumental in implementing the Company’s strategic plans. I am confident that Mr. Hughes and I will continue to improve on what Unity has already achieved” said Mr. Dallas. “The Board wishes to thank Mr. Feraro for his years of service and to wish him well in his future endeavors.”

Unity Bancorp, Inc. is a financial service organization headquartered in Clinton, New Jersey, with $460 million in assets and $400 million in deposits. Unity Bank provides financial services to retail, corporate & small business customers through its 13 retail service centers located in Hunterdon, Middlesex, Somerset and Union counties in New Jersey.  For additional information about Unity visit our website at www.unitybank.com or call 800 618-BANK.

This news release contains certain forward-looking statements, either expressed or implied, which are provided to assist the reader in understanding anticipated future financial performance.  These statements involve certain risks, uncertainties, estimates and assumptions made by management, which are subject to factors beyond the company’s control and could impede its ability to achieve these goals.  These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, and results of regulatory exams, among other factors.